EXHIBIT 10.3

                        MASTER SOFTWARE LICENSE AGREEMENT
This agreement is dated for reference September 18, 2001.

BETWEEN:

            NSOFTWIZ TECHNOLOGIES INC., an existing B.C. company having a place of business at #190 - 10751 Shellbridge Way, Richmond, B.C., V6X 2W8
            ("Vendor")
AND
            iGames Entertainment Inc., a Nevada, USA registered company,
            301 Yamato Road Suite #3131, Boca Raton, FL  33431-4924, USA
            (561) 995-0075
            ("Buyer")

RECITALS:

      A. Vendor has developed an on-line casino game commonly referred to as Indian Multiplay Casino, more particularly described in Article 1.1 and Schedule "A" and

      B. Buyer wishes to purchase a master license to use and sub-license the software on the terms set forth in this agreement.

      NOW THEREFORE, in consideration of the respective representations and warranties set forth and of the mutual covenants and agreements contained in this agreement, the parties agree as follows:


ARTICLE 1 - DEFINITIONS

      The following terms have the following meanings:

      1.1 "Software" means the current version of that certain computer software program commonly referred to as Indian Multiplay Casino, more particularly described in Schedule A.

      1.2 "Effective Date" means September 18, 2001, or such other dates as the parties agree to in writing.

      1.3   "Territory" means the entire world.


ARTICLE 2 - SALE OF MASTER LICENSE to bUYER

      2.1 License of Software. As of the Effective Date, Vendor hereby licenses Buyer, and Buyer hereby purchases from Vendor an exclusive marketing and master license for the Territory in relating to the Software on the terms set out in Schedule B, free and clear of any liens, pledges, security interests, claims or encumbrances of any kind. Buyer is to maintain license on an exclusive basis for all registered affiliates and sub-licensees. Buyer shall possess and maintain access to Indian Multiplay Casino game source code and have unlimited access and authority to modify images and customize source code to brand Indian Multiplay Casino for its own purposes and sub-licensees. Buyer shall have the right to integrate financial wagering solution Market Challenge 2.0, keeping all rights thereto, with the cooperation of Vendor for sale to sub-licensees.

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MASTER SOFTWARE LICENSE AGREEMENT

            Buyer shall not re-sell and/or copy Indian Casino Software without Vendor's authorization. The Buyer or Sub-licensee is responsible for the purchase of licenses to use such third party tools, libraries or frameworks. Without limiting the generality of the foregoing, Buyer will require the following software to work with the source code:
            JAVA, Director, JSP, IIS and MS SQL. Additionally, Vendor shall provide link and game access of Indian Casino to www.iGamesEnertainment.com, allowing potential clients/sub-licensees to experience and "play for free" Indian Casino games for purchase by qualified owners/operators.

      2.2 Purchase Price. On or before the date of this agreement but no later than September 21, 2001, Buyer shall pay to Vendor's company account the sum of US $300,000.00 bank draft or wire transfer, less any deposit that may be made before then, without adjustment. In addition, For each sub-license granted by Buyer, Buyer shall also pay to Vendor a minimum of 15% and a maximum of 25% of the gross revenue received by Buyer from sub-licensees on a case by case basis. Additionally, for each sub-license granted, Buyer and Vendor shall receive 50% of gross revenue from the sale of each sub-license with each party bearing its expenses for server/game set-up. If sub-license fee is waived, Buyer will pay for travel expenses suffered by Vendor and be reimbursed for such expenses through Vendor's percentage of gross revenue payment of sub-licensee. Payment shall be made by "Bank Draft (Cashier's Check) or Wire Transfer of Funds to Vender." Buyer shall provide consulting to allow Vendor to host sites under a valid gaming license in which Vendor shall pay 25% on gross performance to Buyer.

      2.3 Software Installation/Support and Maintenance. Vendor shall, at the reasonable request of Buyer, install and configure the Indian multiplay Casino Software on Buyer's client servers. Vendor shall also be required to configure casino software to Buyer's/sublicensees e-commerce or merchant banking account. Buyer shall pay Vendor 50% royalty of sale of sub-license of software which shall include installation and configuration on client server. Notwithstanding the foregoing, Vendor shall modify the Software without charge to the extent contemplated by Schedule C upon payment by Vendor of the initial US$300,000 required to be paid pursuant to section 2.2. Vendor is obligated to provide maintenance or support with respect to the Indian Multiplay Casino Software for initial installation and reasonable time thereafter up to 12 months . Notwithstanding the foregoing, Vendor shall provide limited technical support for the twelve month period following the effective date without charge to the extent contemplated by Schedule
            C. After the 12 month term, Vendor is entitled to charge its then current rates for such work. Without limiting the generality of the foregoing, Vendor is not obligated to provide support or maintenance to Buyer or to any of Buyer's sub-licensees after the twelve month term. This license hereby entitles Buyer to any upgrades or maintenance modifications to the Indian Multiplay Casino Software. Vendor shall provide source code to Buyer prior to payment testing and security purposes at Buyer's office in Florida business with Buyer shall be paid by Buyer's own expense in advance.

      2.4 Freedom to Price: Buyer has full freedom and flexibility in pricing its sublicenses and in establishing the method of sales under which the Software is offered by BUYER to its end-users.

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MASTER SOFTWARE LICENSE AGREEMENT

ARTICLE 3 - TRADEMARKS

      3.1 Product Names and Trademarks. Vendor grants to Buyer, its successors and assigns, and authorized sub-licensees a non-exclusive to use, in connection with the marketing and use of the Software, the product name and trademark "Indian Multiplay Casino" and any modified version thereof used by Licensor to identify the Software, provided that in all advertising and promotional marketing materials, Licensee includes the appropriate notices of ownership of any such trademark, and provided further, that such trademarks are not used in combination with any other name or mark or in a way unauthorized by law. Upon integration of Market Challenge 2.0 software, Vendor shall have no rights to ownership or any such trademark of the Market Challenge 2.0 software. Buyer shall stop using all such names and trademarks immediately following reasonable cause for the termination of this agreement or the licenses granted pursuant to it. Vendor shall stop using all such names and trademarks relating to Market Challenge financial wagering software immediately following reasonable cause for the termination of this agreement or the licenses granted pursuant to it.


ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF VENDOR

      4.1   VENDOR hereby represents and warrants to Buyer as follows:

            (a) Vendor is a corporation duly organized, validly existing and in good standing under the laws of British Columbia.

            (b) Vendor has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions of Vendor's Certificate of Incorporation or Articles, as amended, or of any indenture, agreement, judgment, decree or other instrument or restriction to which Vendor is a party; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Vendor and no further authorization or approval, whether of the shareholders or directors of Vendor or governmental bodies or otherwise, is necessary in order to enable Vendor to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against Vendor in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights and the availability of equitable remedies.

            (c) Vendor has good and marketable title to Software and no portion of Software, or the use thereof:

                  1. Is subject to any easement, restriction, mortgage, lien, pledge, charge, encumbrance, encroachment or right of others of any kind or nature whatsoever,

                  2.    Infringes on the property or rights of another, or

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MASTER SOFTWARE LICENSE AGREEMENT

                  3. Contravenes any applicable law or ordinance or any administrative regulation or violates any restrictive covenant, the enforcement of which would result in any material liability by the owner thereof or would in any respect interfere with or prevent the present and continued use of Software for the purposes for which it will be used by BUYER or would materially affect the value thereof;

            (d) There are no legal actions pending by any third party, including any governmental agency, relating to the Software. The Vendor is not aware of any adverse claim that has ever been, or is currently being, threatened against the Vendor or otherwise relating to the Software. The Vendor is not aware of any claim by any Person that any of the intellectual property rights in the Software or trademarks is or may be invalid or unenforceable or non-distinctive of the Vendor;

            (e) The Software was written by the Vendor and employees of the Vendor in the course of their employment and is an original work. No portion of the Software uses copies or comprises the work of any third party including, without limitation, the structure, sequence or organization of any third party work and no royalty or other consideration is due to any third party arising out of the creation, copying or distribution of the Software.


            (f) The Vendor has not granted, transferred, licensed or assigned any right or interest in the Software to any Person which is or could be in any way inconsistent with the rights acquired or to be acquired by the Purchaser under this agreement. There are no contracts, agreements, licenses or other commitments or arrangements in effect with respect to or which would permit the manufacture, marketing, distribution, licensing, promotion, maintenance or support of the Software or any part thereof by any third party other than as disclosed in this agreement;

            (g) There are no licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, relating to Software owned by or registered in the name of Vendor or in which Vendor has any rights.

            (h) No finder, broker, agent or other intermediary has acted for or on behalf of Vendor in connection with the negotiation of consummation of this Agreement or the transactions contemplated hereby.

            (i) No consent, order, approval, permit or authorization or notification of, or registration, declaration or filing with, any governmental or judicial authority or third party is required in connection with the valid execution, delivery or performance of this Agreement by Vendor or the consummation by Vendor of the transactions contemplated hereby.

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MASTER SOFTWARE LICENSE AGREEMENT

ARTICLE 5 - BUYER's representations and warranties

      Buyer represents and warrants to Vendor as follows:

            (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada,USA.

            (b) Buyer has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions of Buyer's Certificate of Incorporation or By-Laws, as amended, or of any indenture, agreement, judgment, decree or other instrument or restriction to which BUYER is a party; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer and no further authorization or approval, whether of the shareholders or directors of Buyer or governmental bodies or otherwise, is necessary in order to enable Buyer to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights and the availability of equitable remedies.

            (c) Consents. No consent, order, approval, permit or authorization or notification of, or registration, declaration or filing with, any governmental or judicial authority or third party is required in connection with the valid execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.


ARTICLE 6 - indemnification

      6.1   Indemnification By Vendor

            (a) Vendor agrees to defend, indemnify, and hold Buyer harmless from and against any and all third party claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including without limitation attorneys' fees and settlement costs) finally awarded by a court of competent jurisdiction (collectively, "Damages") resulting from any material breach of any representation or warranty made by Vendor;

            (b) With respect to any third party claims against Buyer (the "Indemnitee"), the following shall apply:

                  (i) The obligations of the Vendor (the "Indemnitor") shall be subject to

                        a. The Indemnitee reasonably cooperating with the Indemnitor (at Indemnitor's expense), as requested, and

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MASTER SOFTWARE LICENSE AGREEMENT

                        b. The Indemnitee giving Indemnitor prompt written notice of any claim as to which recovery may be sought against the Indemnitor hereunder, or the commencement of any legal proceedings against the Indemnitee with respect to such claim after the Indemnitee has knowledge of such proceedings, whichever shall first occur, provided that delay or failure of the Indemnitee to provide such notice shall relieve the Indemnitor of its obligations hereunder only if and to the extent that the ability of the Indemnitor to defend against such claim is compromised or the damages incurred by the claimant are increased by such delay or failure.

                  (ii) Regardless of this indemnity, Buyer may participate in such defense at its own election and expense;

                  (iii) The defense obligations hereunder as to any claim shall be limited to taking all steps necessary or appropriate in the defense or settlement of such claim or litigation resulting therefrom. In the defense of such claim or any litigation resulting therefrom, no consent to entry of any judgment (except with the prior written consent of the Indemnitee) entry into any settlement (except with the prior written consent of the Indemnitee) shall occur which does not include as any unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation. If such an unconditional release is included as part of any settlement, then such settlement may be agreed to without the consent of the Indemnitee.

                  (iv) If the Vendor fails to assume the defense of any third party claim or litigation resulting therefrom, Buyer may defend against such claim or litigation in such manner as it may deem appropriate. The Indemnitor shall promptly reimburse the Indemnitee for the amount of any judgment or settlement and all reasonable expenses, legal or otherwise, incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation, as an when the same shall be incurred by the Indemnitor. 6.2 `Indemnification By Buyer

      6.2   Indemnification By Buyer

            (a) Buyer agrees to defend, indemnify, and hold Vendor harmless from and against any and all third party claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including without limitation attorneys' fees and settlement costs) finally awarded by a court of competent jurisdiction (collectively, "Damages") resulting from any Damages arising out of the use, sale, licensing or marketing of the Software after the Effective Date;

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MASTER SOFTWARE LICENSE AGREEMENT

            (b) With respect to any third party claims against Vendor (the "Indemnitee"), the following shall apply:

                  1. The obligations of BUYER (the "Indemnitor") shall be subject to

                        a. The Indemnitee reasonably cooperating with the Indemnitor (at Indemnitor's expense), as requested, and

                        b. The Indemnitee giving Indemnitor prompt written notice of any claim as to which recovery may be sought against the Indemnitor hereunder, or the commencement of any legal proceedings against the Indemnitee with respect to such claim after the Indemnitee has knowledge of such proceedings, whichever shall first occur, provided that delay or failure of the Indemnitee to provide such notice shall relieve the Indemnitor of its obligations hereunder only if and to the extent that the ability of the Indemnitor to defend against such claim is compromised or the damages incurred by the claimant are increased by such delay or failure.

                  2. Regardless of this indemnity, Vendor may participate in such defense at its own election and expense;

                  3. The defense obligations hereunder as to any claim shall be limited to taking all steps necessary or appropriate in the defense or settlement of such claim or litigation resulting there from. In the defense of such claim or any litigation resulting there from, no consent to entry of any judgment (except with the prior written consent of the Indemnitee) entry into any settlement (except with the prior written consent of the Indemnitee) shall occur which does not include as any unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation. If such an unconditional release is included as part of any settlement, then such settlement may be agreed to without the consent of the Indemnitee.

      6.3 If the party obligated to indemnify fails to assume the defense of any third party claim or litigation resulting there from, the other party may defend against such claim or litigation in such manner as it may deem appropriate. The Indemnitor shall promptly reimburse the Indemnitee for the amount of any judgment or settlement and all reasonable expenses, legal or otherwise, incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation, as an when the same shall be incurred by the Indemnitor.

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MASTER SOFTWARE LICENSE AGREEMENT

      6.4 Survival. The provisions of this Article 5 shall survive termination of this Agreement for any reason.

      6.5 Sole Remedy. The provisions of this Article 5 set forth the Indemnitee's sole remedy, and the Indemnitor's sole liability, in the event of the breach of any representation or warranty made in this Agreement. Any right to be indemnified for a breach of any warranty ends absolutely 12 months following the Effective Date.


ARTICLE 7 - CONFIDENTIALITY

      7.1 The parties agree that they will, during the course of this agreement and forever afterward, keep confidential and refrain from using, directly or indirectly, all confidential and proprietary information known or used by the other in its business ("Confidential Information"), including without limitation, (1) concepts, techniques, processes, patentable rights, software programs, algorithms, formulas, research and development work, and other technical know-how or trade secrets, including that information arising as a result of this agreement, (2) information concerning business opportunities, including without limitation all business plans, and ventures disclosed to the other party, whether or not pursued, (3) customer information, including without limitation customer names and addresses, markets, pricing data and knowledge of your contracts with your customers, and (4) financial information, including without limitation your organizational structure, costs, sales, income, profits, salaries and wages.

      7.2   The obligations imposed herein shall not apply to Confidential
            Information:

            7.2.1 Which is or becomes available to the pubic through no wrongful act of the receiving party; or

            7.2.2 Which is received from a third party who is under no obligation of confidentiality and without restriction of confidentiality and without breach of this Agreement; or

            7.2.3 Which is independently developed by the receiving party without use of Confidential Information of the disclosing party; or

            7.2.4 Which is disclosed pursuant to a requirement or request of a government agency, subpoena or other legal proceeding if, in the opinion of the disclosing party's legal counsel, nondisclosure would result in contempt proceedings against the disclosing party. If disclosure is requested, the party to whom such disclosure request was made shall provide the owner of such Confidential Information with prompt notice of such request to enable the owner to seek a protective order and shall take such reasonable steps to limit the amount of disclosure, that neither party will make use of the fact of these discussions or the Confidential Information to the detriment or adverse interest of the other party in proceedings of any nature whatsoever, public or otherwise.

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MASTER SOFTWARE LICENSE AGREEMENT

      7.3 Notwithstanding the above, all materials, including, without limitation, documents, writings designs, drawings and specifications furnished and that are designated as Confidential Information shall remain the sole property of the disclosing party and shall be returned promptly to the disclosing party upon the termination of this agreement at its request with all copies made thereof or, with the consent of the disclosing party, destroyed with a written statement provided to the disclosing party that such destruction has occurred.


ARTICLE 8 - INDEPENDENT AUDIT

      8.1 Buyer shall maintain complete and accurate records in accordance with generally accepted accounting principals consistently applied of all transactions that are the subject of this agreement for the period that the revenues described in Article 1 accrue to Licensor. Vendor may cause an audit to be made once quarterly of the applicable records in order to verify statements issued by Buyer and prompt adjustment shall be made to compensate for any errors or omissions disclosed by such audit. Any such audit shall be conducted by an independent, major certified public accounting firm selected by Vendor (other than on a contingent fee basis) and reasonably acceptable to Buyer. The audit shall be conducted during regular business hours at Buyer's offices and in such a manner as not to interfere with Buyer's normal business activities. Buyer may require that the persons conducting the audit sign confidentiality agreements as a condition of access to Buyer's books. Vendor shall bear the cost for such audit unless Buyer is shown to have underpaid royalties by more than five percent (5%), in which event Buyer shall indemnify Vendor for all costs associated with such audit.


ARTICLE 9 - ACCELERATION OF PAYMENT AND TERMINATION

      9.1 If Buyer fails to make payments when due or substantially fails to perform any of its material obligations under this agreement and the failure is not corrected within thirty (30) days after delivery of a written notice from Vendor specifying such failure, all amounts remaining unpaid pursuant to section 2.2 shall become immediately due and be paid by Buyer. Licensor may, at its option, terminate this Agreement and the licenses granted pursuant to it and retain all amounts paid prior to that date as liquidated damages. The parties specifically agree that for the purposes of this clause damages would be difficult to estimate and that the retention by the Vendor of amounts paid to date is a reasonable pre-estimation of actual damages. The remedies of the Vendor pursuant to this clause are in addition to and not in substitution for any other remedies that may be provided for by law or the terms of the licenses attached to this agreement. 9.2 If Vendor substantially fails to perform any of its material obligations under this agreement and the failure is not corrected within thirty (30) days after delivery of a written notice from Buyer specifying such failure, Buyer shall have the option of either terminating this Agreement for cause or continuing to act under the Agreement but without obligation to pay the balance of the purchase price as set out in section 2.2 until Vendor cures its failure. Such election shall not be a waiver of Buyer's right to terminate this Agreement for cause at any time if Vendor continues to fail to perform.

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ARTICLE 10 - general

      10.1 Notices. All notices, requests, demands and other communications relating to this agreement and the licenses granted pursuant to it shall be in writing and shall be delivered personally or sent by telex or facsimile transmission. Any such notice shall be deemed given when so delivered or sent by facsimile with receipt confirmed to the addresses set out below, or such other address as a party specifies in accordance with a notice given pursuant to this section:

            (a)   in the case of Buyer to: To its address set out before
                  Attention:  Mr. Michael Rideman , President
                  With copy to:
                  Robert Palkowski of Palkowski and Partners
                  #703-938 Howe Street
                  Vancouver, B.C. V6Z1N9

            (b) in the case of Vendor, to: To its address set out before With copy to: N/A or to such other address or to such other person as Vendor or Buyer shall have last designated by written notice to the other parties given as herein provided.

      10.2 Modification. This Agreement and the Schedules annexed hereto contain the entire agreement among the parties hereto and there are no agreements, warranties or representations that are not set forth in this agreement. All prior negotiations, agreements and understandings are superseded hereby. This Agreement and the Schedules may not be modified or amended except by an instrument in writing duly signed by both of the parties..

      10.3 Governing Law. This Agreement and the Schedules are governed by and shall be construed and enforced in accordance with the laws of the province of British Columbia applicable to agreements made and to be performed entirely within the province. The parties agree that all disputes arising from this agreement shall be submitted to a court of competent jurisdiction in British Columbia.

      10.4 Binding Effect/Assignment. This Agreement and the Schedules are binding upon the parties and enures to the benefit of the successors, permitted assigns, heirs and legal representatives of the respective parties; provided, however, that this Agreement and all rights under it may not be assigned by either party hereto except (i) in connection with a sale of all or substantially all of its business, or (ii) by or with the prior written consent of the other party, with such consent not to be unreasonably withheld.

      10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

      10.6 Paragraph Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

      10.7 Transaction Expenses. Notwithstanding anything else in this Agreement to the contrary, each of the parties are responsible for the payment of any and all of its own expenses (and shall indemnify and hold the other party harmless with respect to such expenses), including without limitation the fees and expenses of lawyers, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

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MASTER SOFTWARE LICENSE AGREEMENT

      10.8 No Agency. This Agreement shall not constitute either party the partner, legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

      10.9 Force Majeure. All time periods and dates set forth herein shall be extended by the length of any delays resulting from causes beyond the control of the party intended to be constrained by such time period, including without limitation acts of God, fire, explosion, earthquake and equipment failure.







      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.


NSOFTWIZ TECHNOLOGIES INC.               iGames Entertainment Inc.



/s/ Bong W. Chun                         /s/ Michael Rideman
----------------                         -------------------
Authorized Signatory                     Authorized Signatory
Date: September 20,2001                  Date: September 20,2001
Name:Mr.Bong W. Chun/C.E.O.              Name:Mr.Michael Rideman/C.E.O.


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                                   SCHEDULE A
                             DESCRIPTION OF SOFTWARE

            o     Type of software: Non-downloadable on-line casino game
            o     Java & Streaming Shockwave Technology
            o     Name of the casino game:  Indian Multiplay Casino
            o     List of games:

11    Hold'em
12    Hold'em High-Low
13    Omaha
14    Omaha High-Low
15    7 Card Stud
16    7 Card Stud High-Low
17    Blackjack
18    Baccarat
19    Caribbean Poker
20    Let It Ride Poker
21    Pai Gow Poker
22    Red Dog
23    Craps
24    Roulette
25    Slot Machine (Cherry)
26    Slot Machine (Egypt)
27    Slot Machine (Western)
28    Slot Machine (Sports)
29    Video Poker (Tens or Better)
30    Video Poker (Jacks or Better)
31    Video Poker  (All American)

Together with a back-end management program, all as played by Buyer at www.casinoq.com

                                   SCHEDULE B
                               OBJECT CODE LICENSE


      This is a license from Nsoftwiz Technologies Inc. ("Licensor") and not a sale of goods. This license agreement gives iGames Entertainment ("Licensee") certain limited rights to use the proprietary INDIAN MULTIPLAY CASINO software, extensions, and related materials ("Software and Related Materials"). All rights not specifically granted in this Agreement are reserved to Licensor.

Definitions

      As used herein, the following words, phrases, or terms in this Agreement shall have the following meanings:

      "Software" means the object code comprising the computer programs known as INDIAN MULTIPLAY CASINO hereby licensed inclusive of backups, updates, or merged copies permitted hereunder or subsequently supplied by Licensor.

      "Related Materials" means all of the printed materials, user documentation, and training documentation supplied by Licensor under this Agreement whether in electronic and physical formats.

Scope

      Licensor grants to Licensee, its successors and assigns, a royalty-free, worldwide, non-exclusive right and license (1) to use, execute, perform, and use the Software and Related Materials, (2) to sublicense the Software and Related Materials to End-Users under similar provisions to those used by Licensor to license the Software to Licensee, and (3) to license others to sub-license the Software and Related Materials under similar provisions to those used by Licensor to license the Software to Licensee, excluding this right to sub-license. To midigy or integrate casino software as specified by sub-licensees or Buyer. Such sub-licenses shall contain the right of Licensor to audit the records of such sub-licensees substantially on the terms set out in article 7 of this agreement.

      Licensor is expressly authorized to grant sublicenses of the object code of the Software provided that such sublicenses grant no more rights that are provided for in this agreement. Buyer shall provide Vendor with the names and addresses of such sub-licensees and particulars of such sub-licenses on the reasonable request of Vendor.

      All other rights, unless expressly granted, are reserved to the Licensor.

      Licensee is authorized to make reasonable copies of the Software for internal backup purposes.

Uses Not Permitted

      Licensee shall not remove or obscure any Licensor copyright or trademark notices. Notwithstanding the generality of the foregoing, Licenseee shall not use the Software as a component in any turnkey or data translation system unless a separate written agreement is obtained from Licensor. Licensor, assumes no liability for any system on which this software is installed.

      Licensor retains exclusive title and ownership of any copy of the Software and Related Materials licensed under this Agreement.

      The Software and Related Materials are owned by Licensor and are protected by United States and Canadian copyright laws and applicable international treaties and/or conventions, and the structure, organization and code are the valuable trade secrets of Licensor. Licensee agrees not to export the Software and Related Materials into a country that does not have copyright laws that will protect Licensor's proprietary rights. From the date of receipt, Licensee agrees to use reasonable effort to protect the Software and Related Materials from unauthorized use, reproduction, distribution, or publication. Licensee shall not be obliged to incur any financial burden to protect the software.

Term

      This license will automatically terminate without notice if Licensee fails to comply with a material provision of this license or the Master Software License Agreement. On termination, Licensee shall return to Licensor the Software, Related Materials, and any whole or partial copies, object codes, modifications, and merged portions in any form. The parties hereby agree that all provisions, which operate to protect the rights of Licensor shall remain in force should termination occur.

Limited Warranty

      The Software is subject to change without notice. The Software is licensed AS IS except that Licensor warrants that the media upon which the Software and Related Materials are provided will be free from defects in materials and workmanship under normal use and service, for a period of ninety (90) days from the date of receipt (the "warranty period"). This limited warranty period applies only to the original version of the Software purchased by Licensee, and does not apply to any subsequent versions of the Software that Licensee may be entitled to use as a result of having purchased an annual maintenance contract providing Licensee with the most recent releases of the Software. Licensor assumes no liability for any system on which this software is installed. LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE SOFTWARE AND RELATED MATERIALS.

Exclusive Remedy and Limitation of Liability

      During the warranty period as defined in this license, Licensor's entire liability and Licensee's exclusive remedy shall be, at Licensor's option, to attempt to correct or work around errors, to replace the Software and Related Materials in accordance with Licensor's User Support Policy, or to return the license fees paid and terminate the Agreement upon the Licensee returning the Software and Related Materials to Licensor with a copy of the Licensee's receipt. Licensor shall not be liable for indirect, special, incidental, or consequential damages or loss of profit or business opportunity related to Licensee's use of the Software and Related Material, even if Licensor is advised of the possibility of such damage. Licensor is not liable for any amount, in damages or otherwise, in excess of the amount paid by Licensee for this license.

                                   SCHEDULE C
                        INITIAL MODIFICATIONS OF SOFTWARE


Initial Modifications

Substitute Buyer's related identification (excluding copyright and other notices) for existing Vendor identification. Aid in change of graphical design as provided by Vendor. Begin integration of Market Challenge Software to offer financial wagering solution as "total package". Minor modifications to data base sorting and report writing. Vendor is required to configure/integrate casino software to Buyer's/sublicensees individual e-commerce or merchant banking account for operating revenues.


Initial Technical Support

For Software only. Vendor reserves the right to charge for excessive technical support demands. Vendor will give Buyer thirty days notice of its intention to charge, together with its fee schedule.


Initial Demonstration site Support

Vendor shall support to Buyer to connect INDIAN MULTIPLAY CASINO for Buyer's marketing purpose of demonstration site, linking to buyer's corporate web site at www.igamesentertainment.com. Commencing as of the "Effective Date."